EXHIBIT 99.1



FOR IMMEDIATE RELEASE


                       U.S. AGGREGATES SELLS IDAHO ASSETS

DRAPER, UTAH, FEB. 6, 2002 -- U.S. Aggregates, Inc., (OTC Bulletin Board: AGAT) today announced that it has closed the sale of substantially all of the Idaho assets of its wholly owned subsidiary Monroc Inc. The assets have been purchased by Oldcastle Inc., a subsidiary of CRH plc (Nasdaq: CRHCY - news), one of the largest producers of aggregates, asphalt and ready mix concrete in the U.S. U.S. Aggregates will realize proceeds of approximately $16,500,000 after payment of approximately $4,700,000 in debt and leases. The Company cited the non-strategic nature of the assets and the previously disclosed efforts by the Company to restructure its indebtedness as reasons for the sale. The majority of the proceeds will be used to repay senior secured bank debt. The Company is negotiating with its senior secured lenders to utilize a portion of the proceeds for working capital purposes. The Idaho operations represent approximately 13% of the Company's 2001 revenues.

Founded in 1994, U.S. Aggregates, Inc. ("USAI") is a producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction. USAI serves local markets in nine states in two regions of the United States, the Mountain states and the Southeast.

CERTAIN MATTERS DISCUSSED IN THIS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION BASED ON MANAGEMENT'S BELIEF AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SUCH STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS INCLUDING, AMONG OTHER MATTERS, FUTURE GROWTH IN THE CONSTRUCTION INDUSTRY; THE ABILITY OF U.S. AGGREGATES TO COMPLETE ACQUISITIONS AND EFFECTIVE INTEGRATION OF ACQUIRED COMPANIES' OPERATIONS; SUCCESSFUL IMPLEMENTATION OF STRATEGIC BUSINESS ALTERNATIVES; AND GENERAL RISKS RELATED TO THE MARKETS IN WHICH U.S. AGGREGATES OPERATES. SHOULD ONE OR MORE OF THESE RISKS MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. ADDITIONAL INFORMATION REGARDING THESE RISK FACTORS AND OTHER UNCERTAINTIES MAY BE FOUND IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                      ###